Exhibit 10.4

OFF TAKE AGREEMENT

between

NioCorp

525-999 West Hastings Street, Vancouver BC / Canada

(hereinafter referred to as “Seller”)

and

THYSSEN KRUPP METALLURGICAL PRODUCTS GMBH

( TKMetPro )

ThyssenKrupp Allee 1, D-45143 Essen / Germany

(hereinafter referred to as “Buyer”)

THIS AGREEMENT is entered into on November 10, 2014.

BETWEEN:

(1)	NioCorp., a company organised under the laws of British Columbia , Canada, whose registered address is 525-999 West Hastings Street, Vancouver BC V6C 2W2 Canada

and

(2)	THYSSENKRUPP METALLURGICAL PRODUCTS GMBH, a company organised under the laws of Germany, whose registered address is ThyssenKrupp Allee 1, 45143 Essen, Germany

WHEREAS:

(A)	The Seller owns and operates 100% of the Elk Creek Project located in Nebraska, USA (the “Project”).

(B)	Subject to the successful completion of Project financing, the Seller will commence construction of a mine and processing facility at the Project site. . It is anticipated that the Project will produce approximately 7.500 MT per annum of Ferro Niobium (specified in “Product”)

(C)	The Seller will sell the Committed Product Amount (as defined below) to the Buyer and the Buyer will purchase all such Product according to the terms and conditions as set out in this Agreement.

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NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1	Definitions and Interpretation

1.1	In this Agreement, the following words and expressions shall have the following meanings:

Affiliate	means, with respect to any party, any person who directly or indirectly is controlled by, or is under direct or indirect common control with, such party. A person shall be deemed to “control” another person if such person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other person through the ownership of voting securities, by contract, or otherwise, and the word “controlled” shall have a similar meaning.

Agreement	means this offtake agreement including any enclosures, annexures, and schedules attached to it.

Buyer’s Logistics Costs	has the meaning set out in clause 10.2.

Clause	means a clause of this Agreement.

Committed Product Amount	has the meaning set out in clause 3.2.

Delivery Plan	has the meaning set out in clause 6.1.

Delivered Product	means Product that has been delivered to the Buyer in accordance with clause 7.

Duration Period	has the meaning set out in clause 15.1.

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Force Majeure	has the meaning set out in clause 16.1.

Incoterms	has the meaning set out in clause 7.3

Independent Surveyor	means an appropriately qualified independent surveyor company to carry out the quality, weight and size analysis of the Product under clause 9.3 and 9.4, to be jointly selected by the Parties from the list of surveyors set out in the attached Enclosure 1.

Market Price	is the price per Tonne for Product as the Buyer and Seller may agree for a particular Order prior to the initiation of such Order, acting in good faith, reasonably and having due regard to market related variables including but not limited to signs of shortages, excess inventories or changes in supply or demand for the product applicable in the worldwide market for the Product. The Market Price including the premium or discount to the Provisional Price (if any) shall be mutually agreed between the Parties in writing during the Quotation Period and prior to any Shipment being dispatched and adjusted for any differences applicable by reference to the applicable Incoterms.

Market Price 1	determined in accordance with clause 10.2 (a) of this Agreement.

Market Price 2	determined in accordance with clause 10.2 (b) of this Agreement.

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Order	means a written notification by the Buyer to the Seller in respect of a particular order of Product to be made pursuant to this Agreement, which shall include the details required by clause 6.2.

Party	means a party to this Agreement.

Port of Discharge	has the meaning set out in clause 6.2

Port of Shipment	means any location or port as agreed by the Parties

Pricing Publication	has the meaning set out in clause 10.1.

Product	means Ferro Niobium with the specifications described in clause 8 and produced by the NioCorp

Production	means the respective total production of Product by or on behalf of the Seller

Project	has the meaning set out in the recitals to this Agreement.

Quarter	means the quarters of the calendar year.

Quotation Period	has the meaning set out in clause 10.1(a).

Seller’s Certificate	has the meaning set out in clause 9.1.

Specification	means the specification of the Product set out in clause 8 or any other specification of the Product agreed in writing between the Seller and the Buyer from time to time.

Strategic Investor	means a third party or third parties who fulfil the conditions set out in clause 3.

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Territory	exclusivity in Europe and any other country as the Parties may agree from time to time in writing.

Tonne	means metric tonne, viz. 1 000 kilograms or 2204.62 lbs.

UFK Cover	means an untied loan guarantee of the Federal Republic of Germany granted pursuant to its untied loan guarantee scheme.

USD	means US dollars.

1.2	Unless the context otherwise requires, references in this Agreement to any agreement or document shall be construed as references to such agreement or document in force for the time being and as amended from time to time.

1.3	Unless the context otherwise requires, the expressions the “Seller” and the “Buyer” shall be deemed to include their respective successors and assignees whether immediate or derivative.

1.4	Unless the context otherwise requires, words denoting the singular shall include the plural and vice versa.

2	No appointment of distributor or agent by the Seller

The Seller hereby grants the Buyer the exclusive right to purchase the Committed Product Amount for sale within the Territory. The Seller shall not and will procure that each of its Affiliates do not appoint any other person, firm, or company as a distributor of or agent for the Seller for the sale or marketing of the Committed Product Amount in the Territory, or supply to any other person, firm or company in the Territory any of the Committed Product Amount, whether for use or resale.

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3	Strategic Investor in the Project

3.1	If at any time a third party wishes to invest into the Project (and not, for certainty, the Seller), the Seller may proceed with such investment provided that the investor will be obligated to not distribute the Product in the Territory.

3.2	The Parties acknowledge and agree that:

(a)	as of the date of this Agreement, the amount of Product that the Seller is required to sell to the Buyer in each year, and that the Buyer is required to buy from the Seller in each year (the “Committed Product Amount”), is 50% of the Production up to 3.750MT of the Product produced in each year, subject to clause 10.1 (b); and

(b)	the Seller shall have the right to sell the balance tonnage of Product not committed to the Buyer to whomever the Seller may choose, provided that such other customer of the Seller shall not be permitted to sell into the Territory. The Buyer shall not actively offer or place the Product on the market outside the Territory.

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4	Purchase, Quantity and Type of the Product

The Buyer must purchase from the Seller and the Seller must sell and deliver to the Buyer the Committed Product Amount pursuant to the terms of this Agreement. This obligation shall commence at the start of the Duration Period (which is estimated to be 2017).

5	Targeted sales by the Buyer to its customers

The Buyer acknowledges and agrees that its current good faith estimate of the amount of Product to be sold to parties within Germany (including any Affiliates of the Buyer) is 2.000 Tonnes of Product per annum. The Buyer shall notify the Seller of any changes or updates to such good faith estimate throughout the Duration Period. The Buyer shall promote the Product in the Territory generally and shall specifically concentrate its marketing efforts in Germany with the goal of exceeding such estimated amount of Product to be sold to parties within Germany.

6	Placement of Orders

6.1	For the duration of this Agreement, the Seller shall provide to the Buyer a provisional rolling five year production profile. Furthermore the Parties shall use good faith efforts to agree on a delivery plan for each calendar year on or before November 15 of the preceding year. The delivery plan for the calendar year shall be updated by the Parties on a quarterly basis, not later than four weeks prior to the beginning of each Quarter (with the most updated version of such plan being the “Delivery Plan”).

6.2	The Buyer shall give the Seller each applicable Order of the Product in writing by no later than 15 days prior to the scheduled date of delivery of the Product as set forth in the Delivery Plan. The Seller shall deliver written confirmation of each order to the Buyer within three days following the Seller’s receipt of such Order. The Seller may refuse any Order where the quantities contained in the Order exceed the amount of Product agreed between the Parties. The Seller will not be liable to deliver such quantities of extra Product to the Buyer. Each Order must contain the proposed date of delivery, the proposed place of delivery or port of discharge (the “Port of Discharge”), provisions concerning quantity, the type of Product, packing, terms of delivery, price as per clause 10, terms of payment and any other information reasonably requested by the Seller and in accordance with this Agreement.

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7	Delivery of the Product

7.1	If Seller fails to deliver a specific amount of Product, the Buyer shall not be entitled to reject delivery of the decreased amount of Product or to terminate the specific Order during a grace period of 30 days. However, all other rights and remedies of Buyer for non-delivery or late delivery shall be unaffected. Acceptance of delivery of the decreased amount of Product does not entail any waiver of the rights and remedies of the Buyer.

7.2	Details regarding the delivery of the Product (e.g. packaging, marking, labelling, partial deliveries etc.) shall be agreed between the Parties.

7.3	The terms of delivery shall be agreed between the Parties in each individual case. The Parties will generally choose FCA/FOB Port of Shipment, as defined according to the INCOTERMS published by the International Chamber of Commerce, edition 2010. The Seller shall ensure that the loading of the materials can be achieved within the agreed time as stipulated in the Order.

7.4	The risk of and the responsibility for the Delivered Product shall pass to the Buyer upon delivery as agreed upon between the Parties in accordance with clause 7.3 above.

7.5	Title in the Delivered Product shall pass to the Buyer as and when the Buyer has fully paid for the Delivered Product in accordance with this Agreement.

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7.6	Buyer shall be allowed to order a maximum quantity each month of each Material equal to 150% of the Committed Product Amount , described in 3.2 divided by twelve (12) not exceeding 3.750MT per year.

8	Specification of the Product

8.1	The Product shall fulfil the chemical composition, which are defined in Enclosure “PRODUCT SPECIFICATION DATA SHEET”

8.2	The sizing of the material for the Product will be of approx. 5-50 mm (or any other size as Buyer and Seller will agree upon)

8.3	Subject to paragraph 8.1 The Product should be free of contamination. .

9	Determination of weight and quality

9.1	Seller will provide a third party certificate of quantity and quality to the Buyer on Delivery which will be accepted by the Buyer as prima facie evidence of Product quantities and specifications (“Seller’s Certificate”).

9.2	The Buyer reserves the right to carry out a quantity and quality verification of the Delivered Product at its warehouse or at the place of destination (i. e. at the storage of the Buyer’s customers). If this quantity and quality control determines a variation from the figures of the Seller’s Certificates both parties should find an amicable solution. Once a reliable process for quantity and quality control and the handling of variations has been developed, the parties will agree on a general procedure for the analysis and possible deviation tolerances/corridors.

9.3	The Seller shall consult with the Buyer from time to time during the Duration Period of this Agreement in order to ensure that the Specification of the Product to be sold by the Buyer is acceptable to the Buyer’s customers.

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10	Price of the Product

10.1	The price calculation (10.2) is based on the provisional price (as the “Provisional Price”) for Ferro Niobium which is as follows:

(a)	the low unknown quotation for the Product for the week prior to the date that delivery of the Product is made or any other week mutually agreed upon (with such week being the “Quotation Period”) as published in the Metal Pages “Ferro-niobium 65% Nb (EU)” Index (in either case, the “Pricing Publication”); or

(b)	such other price as the Buyer and the Seller may agree for a particular Order prior to the initiation of such Order, acting reasonably and having due regard for the then-prevailing market conditions. If the Parties are unable to agree on such other price for a particular Order within 10 working days from the date of the Order, then the amount of Product reflected in such Order shall reduce the Buyer’s obligations under clause 3.2(a).

10.2	The price to be paid by the Buyer to the Seller for the Product shall be calculated as follows:

The Provisional Price, which is based on the Metal Pages “Ferro-niobium 65% Nb (EU)” Index:

(a)	less such discount deducted or plus such premium added, by the Buyer to Buyer’s customers with respect to a price determined on the basis of low quotation as published in the Pricing Publication

Equals Market Price 1.

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If Buyer and Seller do not agree on a discount/premium, the procedure described in clause 10.1 (b) shall apply

(b)	Market Price 1 less all of the Buyer’s actual costs relating to the handling of the Product, such costs include, but are not limited to:

(i)	freight, excluding any address/usage commissions paid to the Buyer;

(ii)	insurance costs for the Product during transportation (currently 0.15 % of 110 % of the value invoiced by the Seller);

(iii)	financing costs

(iv)	handling at the ocean port (if any);

(v)	customs clearance costs (if any);

(vi)	customs import duties (if any) charged by the country of destination of the Product;

(vii)	handling at the warehouse (if any);

(viii)	storage fee;

(ix)	freight from warehouse to customer (if any)

Equals Market Price 2.

(c)	and less a discount of 3,75 % calculated on the Market Price 2

Market Price 2 less the discount in 10.2 (c) equals the Settlement Price.

10.3	All costs referenced in clause 10.2(b) shall be Buyer’s actual costs and without any profit or mark-up (collectively, the “Buyer’s Logistics Costs”). As soon as practicable following the receipt of an Order, Buyer shall deliver an invoice to Seller setting out in detail, and accompanied by supporting receipts and other documentation, the Buyer’s Logistics Costs relating to such Order.

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10.4	Buyer shall have the full discretion to determine the prices at which the Buyer sells the Product to Buyer’s own customers.

10.5	The Seller, as soon as practicable in each case, will issue to the Buyer an invoice for all Delivered Product (the “Invoice”) setting out the Provisional Price calculated in accordance with clause 10.1.

10.6	In case the Pricing Publications under clause 10.1. (a) no longer exist, the Parties shall meet and discuss in good faith the necessary amendments to this agreement within one quarter from the time one Party has given notice to the other Party that such circumstances have occurred.

11	Payment

11.1	The Buyer shall pay to Seller 85% of the Provisional Price in full for each Order within 10 days of shipment date and presentation by the Seller to the Buyer of the following documents (whether in original, electronic or facsimile form):

(a)	the Invoice;

(b)	Full set Bill of Lading (B/L) (if applicable), or waybill/Forwarder’s Certificate of Receipt (if applicable);

(c)	Certificate of origin (EUR 1 if applicable); and

(d)	Seller’s Certificate of quality and quantity.

11.2	The difference between the 85 % of the Provisional Price and the Settlement Price shall be paid by Seller to Buyer / by the Buyer to Seller promptly at the end of the month following the month of delivery and after all costs as per clause 10.3 are fixed. Buyer shall have the right to set off any amounts due from Seller under this clause 11.2 against any amounts payable by Buyer to Seller in respect of Delivered Product.

11.3	Payments for the Delivered Product shall be made by way of wire transfer to the Seller’s bank account as specified by the Seller. The Buyer acknowledges and agrees it shall make payment in full of the amounts due under this Agreement and in accordance with the payment terms as set forth in this Agreement without any deduction for any discount or credits, contra or setoffs (other than as permitted by clause 11.2) of any kind or amount whatsoever except for amounts otherwise expressly authorized in writing by Seller.

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11.4	In the event that the Buyer does not fulfil its payment obligations or any part of it in accordance with clauses 11.1 - 11.3, which amount is not the subject of a dispute between the Parties, Seller may in its absolute discretion suspend all further deliveries to the Buyer of Product under this Agreement to the value of the unpaid amount while the amount payable remains outstanding and Seller will have no liability to Buyer in relation to such suspension.

11.4	On the first day of each month, the Buyer and the Seller shall discuss in good faith any amounts owed by either Party having regard to the volumes of Product delivered and amounts paid in the previous month with a view to settling and agreeing such amounts.

11.5	If there is a conflict between the terms and conditions of this Agreement and the terms or conditions contained in any Order or other notice, shipment, specifications, purchase order, sales order, acknowledgement or other document which may be used in connection with the transactions contemplated by this Agreement, the terms and conditions of this Agreement shall supersede and govern, if the Parties do not express in writing their common intention to deviate from the terms and conditions of this Agreement for a certain Order.

12	Forecasting, Marketing and Access to Records

The Buyer and the Seller will meet annually (between September and November each year) to consult with each other and agree in principle on:

●	Forecast production and

●	Marketing (including expected market conditions)

for the forthcoming calendar year.

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The Buyer shall at all times use its reasonable endeavours to create and develop and maximise the market for and promote sales of the Product in the Territory to potential buyers thereof, with particular emphasis in Germany, and work diligently to obtain orders therefore and handle fairly and promptly any customer’s queries or problems and complaints in relation to the Product in a manner designed to ensure good relations between the Buyer, the Seller and the Buyer’s customers.

The Buyer will keep and will provide to the Seller upon its reasonable request, full open book access to the Buyer’s records, but only in so far as costs under clause 10.2. (b) are concerned.

13	Warranties, Indemnity and Liability of the Seller

13.1	Seller represents and warrants to the Buyer that:

(a)	it is duly incorporated in its place of incorporation and validly existing and, where appropriate, in good standing under the laws of that place;

(b)	it has full power, authority and legal right to execute and deliver and perform its obligations under this Agreement;

(c)	it has the power to own its property and assets and to carry on its business as it is being conducted at the time of execution of this Agreement;

(d)	this Agreement has been duly authorised and executed by it;

(e)	the execution, delivery and performance by it of this Agreement does not and will not violate or be in conflict with any provision of any law or its constitution or its other constituent documents.

13.2	The Seller warrants to the Buyer that, unless otherwise agreed, the Product will conform in all respects with the Specifications.

13.3	The warranties in clauses 13.1 and 13.2 exclude all other warranties, express or implied, oral or written. For avoidance of doubt, any rights and remedies given to the Buyer by law or separate agreement between Buyer and Seller in relation to breach of Warranty shall remain unaffected in regard to the warranties given herein. The Buyer shall not be entitled to terminate the Agreement, unless in accordance with clause 15.2.

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13.4

(a)	The Seller shall indemnify the Buyer against any and all losses, liabilities, damages and expenses and hold harmless the Buyer against all and any claims of third parties based on the Products which do not meet the Specifications. The Seller shall not be liable for any acts or omissions to the extent attributable to the Buyer. Buyer shall be obliged to use best efforts in order to minimize any losses, liabilities, damages and expenses arising in connection with such claim. If Buyer is in default of this obligation Seller’s liability under this clause shall be reduced accordingly. If reasonably possible, the Buyer shall coordinate the handling of any claim.

13.5	Notwithstanding anything to the contrary in this Agreement, Seller’s maximum liability under clause 13.2 shall not be limited to the value of the specific Order for the Product that did not conform to the Specifications.

14	Warranties and Liabilities of the Buyer

14.1       The Buyer represents and warrants to the Seller that:

(a)	it is duly incorporated in its place of incorporation and validly existing and, where appropriate, in good standing under the laws of that place;

(b)	it has full power, authority and legal right to execute and deliver and perform its obligations under this Agreement;

(c)	it has the power to own its property and assets and to carry on its business as it is being conducted at the time of execution of this Agreement;

(d)	this Agreement has been duly authorised and executed by it;

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(e)	the execution, delivery and performance by it of this Agreement does not and will not violate or be in conflict with any provision of any law or its constitution or its other constituent documents.

14.2	The Buyer shall indemnify against any and all typical and foreseeable losses, liabilities, damages and expenses and hold harmless the Seller against all and any breaches of the Buyer’s obligations under this Agreement, including any breach of its payment obligations and its obligations to purchase the Committed Product Percentage in accordance with clause 4.1. There shall be no liability for consequential damages, i.e. loss of profits, loss of production and costs connected with interruption of operation.

15	Duration Period

15.1	Subject to clause 15.3, this Agreement enters into force as of the date first written above. The “Duration Period” for the purposes of this Agreement starts within 30 days of the Seller achieving the first commercial production of Product of the Seller and shall continue in place for a term of 10 years thereafter. The parties may by mutual agreement extend the Duration Period.

In the event of termination of this Agreement all contracts concluded by the Buyer with its customers which are notified by the Buyer to the Seller in accordance with the terms of this Agreement, before the termination date shall be performed by both Parties in accordance with this Agreement notwithstanding whether the contractual deliveries are to be made after the termination date.

15.2	Each Party may terminate this Agreement with immediate effect if:

(a)	the other Party commits a material breach of its obligations under this Agreement and has failed to remedy such breach within 90 days after the non-breaching Party requested in writing the other Party to remedy such breach; or

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(b)	the other Party, enters into liquidation, becomes insolvent, is declared bankrupt, enters into any kind of receivership or makes any arrangement or composition or assignment for the benefit of any creditor.

15.3           If desired by Seller, Buyer shall use its reasonable efforts to assist Seller to obtain a UFK Cover. Buyer shall cooperate with the German bank appointed by Seller as its UFK agent in all the banks’ efforts to receive the UFK Cover, including any letter of support from Buyer for the UFK application, meetings with German government authorities and responses to written or verbal information requests from such authorities. Alternatively the parties may explore possibilities of a potential investment.

16	Force Majeure

16.1	Neither Party shall be liable for failure to perform or observe any provision of this Agreement which is caused by contingencies that are beyond its control and could not reasonably be expected at the time of execution of an Order or have been avoided or overcome by such Party, including but not limited to fire, flood, cyclone, earthquake, snowstorm, drought, hail storm, hurricane, perils of the sea, Acts of God, war (declared and undeclared), strikes, lockouts or government actions and an event of Force Majeure at the Production plant but excluding failure to pay (each such event a “Force Majeure”).

The Party whose performance or observance is prevented by any such contingency shall immediately notify the other of the occurrence and details thereof and shall have the right not to perform or observe as herein provided during the period of such contingency, whereupon the contractual tonnage shall be postponed to future shipments by mutual agreement.

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16.2	If the event of Force Majeure continues to affect a specific Order for more than 30 (thirty) days, both parties shall negotiate the postponement or the termination of that Order. If within a further 30 (thirty) days after the negotiations have started both parties cannot reach an agreement, each Party has the right to terminate that Order. In the case of such a termination, each Party shall bear its own costs and further claims for compensation in connection with the termination of that Order shall be excluded.

16.3	If the event of Force Majeure continues for more than 90 (ninety) days, both parties shall negotiate in good faith the further postponement of this Agreement.

17	Notices

All notices or other communications to a Party under or in connection with this Agreement shall be made in writing in English and deemed to be duly and validly received (a) if delivered by hand, on the day when delivered by hand (securing a receipt evidencing such delivery) (b) if sent by registered mail or internationally recognised overnight courier, at time of receipt or recorded delivery or (c) if sent by facsimile, upon confirmation of transmission by the other Party, addressed, in each case, as follows (or to such other address as either Party may prescribe by notice given pursuant to this clause 17):

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To the Seller:	To the Buyer
Senior Manager	Senior Manager
NioCorp Developments Ltd.	ThyssenKrupp Metallurgical Products GmbH
525-999 West Hastings Street	ThyssenKrupp Allee 1
Vancouver BC V6C 2W2	45143 Essen
Canada	Germany
Fax: +49 201 844563809

18	Miscellaneous

18.1	Neither Party hereto may assign, transfer, charge or pledge all or any of its rights or obligations under this Agreement without the prior written consent of the other Party. Such consent shall not be unreasonably withheld. However, as an exception, all or any of the rights or obligations under this Agreement can be charged and/or assigned by way of security to a bank or financial institution for financing, hedging or equivalent purposes without prior written consent of the other Party. The Buyer shall upon request of the Seller execute a direct agreement related to the above between the Buyer, the Seller and the Seller’s bank/financial institution on terms reasonably acceptable by the Buyer, the Seller and the Seller’s bank/financial institutions.

18.2	Each Party shall bear its own costs and expenses in connection with the negotiation, preparation and execution of this Agreement and the performance of the transactions contemplated by it.

18.3	This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement, and supersedes all previous proposals, agreements and other written and oral communications in relation thereto.

18.4	This Agreement may not be terminated or modified otherwise than by an instrument in writing signed by both parties. The same applies to modifications of this clause.

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18.5	A waiver by either Party on any occasion of any part of this Agreement does not constitute a waiver by that Party of any other part on any other occasion.

18.6	If any of the provisions of this Agreement becomes invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired. The invalid or unenforceable provision shall be replaced by such a valid provision which comes closest to the original intent of the parties.

18.7	Except as required by law or for the purpose of the performance of this Agreement, no Party shall make any announcement or otherwise make publicly available any statement or release concerning this Agreement or the transactions contemplated by it without prior written approval of the other Party unless the information had already entered into the public domain without any fault of either Party. Each Parties approval cannot be unreasonably withheld. This clause survives the termination of this Agreement.

18.8	Except as required by any law or the rules of any stock exchange, or any applicable accounting standards or as ordered by a court or by a competent public authority or statutory authority, for the purpose of the performance of this Agreement, no Party shall disclose to any person or entity or otherwise publicise any commercially confidential information disclosed under or in connection with this Agreement without the prior written consent of the other Party. Such consent will not be required from the other Party where the information disclosed to a Party’s financiers and/or its legal advisers in connection with this Agreement, provided that those parties are under obligations with respect to the Buyer and/or the Seller to maintain confidentiality in relation this Agreement. This clause survives the termination of this Agreement.

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If a Party is required to make an announcement or disclosure in respect this Agreement, it must to the extent possible:

(a)	consult with the other Party with a view to agreeing the form, content, timing and manner of making the announcement or disclosure; and

(b)	ensure that the announcement or disclosure includes only information that is required and does not include any information other than that required,

The reviewing Party must act reasonably and respond in a timely manner to any request by the other Party to review such announcement.

Notwithstanding the foregoing, this does not refer to information that any Party can prove: (i) was in the public domain at the time it was communicated to the receiving Party; (ii) entered the public domain subsequent to the time it was communicated to the receiving Party through no fault of its own; (iii) was in the possession not in violation of any obligation of confidentiality of the receiving Party by the time it was communicated; or (iv) was disclosed to the receiving Party not in any violation of any obligation of confidentiality

 .

19	Jurisdiction and Governing Law

19.1	All disputes which may arise out of or in connection with this Agreement, including disputes concerning the validity of this Agreement, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce, Paris by one or more arbitrators appointed in accordance with the said Rules. The Emergency Arbitrator Provisions shall not apply. The arbitrational award shall be final and binding for both parties. The arbitration shall take place in Paris, France.

19.2	The arbitration shall be held in English language.

19.3	This Agreement shall in all respects be governed by and interpreted in accordance with the substantive laws of Switzerland. The provisions of the Convention for the International Sale of Goods (CISG) of April 11, 1980 shall be excluded.

19.4	This Agreement may consist of a number of counterparts (including facsimile counterparts) and, if so, the counterparts taken together constitute one document.

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EXECUTED as an agreement:

Date: November 10, 2014

/s/ Mark Smith	/s/ Peter Dickie
Signature	Signature

Mark A Smith	Peter E. Dickie
Full name	Full name

Executive Chairman and CEO	President, Corporate Secretary
Office held	Office Held

ThyssenKrupp Metallurgical Products GmbH

/s/ Joeog Glebe	/s/ Martin Polczyk
Signature	Signature

Joeog Glebe	Martin Polczyk
Full name	Full name

Managing Director / CFO	Head of Ferro Alloys
Office held	Office Held

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Enclosure 1

List of Independent Surveyors

Hoff & Co. Services B.V.

Zwarte Zee 100

NL-3144 De Maassluis

Tel.: +31 10 5995959

Fax: +31 10 5995955

Alfred H. Knight International Ltd.

Ecdeston Grange, Prescot Road,

St. Helens, Merseyside, WA 10 3BQ / U.K.

Tel.: +44 1744 733757

Fax: +44 1744 762804

A.M.C.O. united samplers and assayers GmbH

Buschstr. 95

47166 Duisburg

Fon: +49 (0) 203-51 92 9-10

Fax: +49 (0) 203-51 92 9-29